Exhibit (k)(1)

Sound Point Meridian Capital, Inc.

ADMINISTRATION AGREEMENT

This Administration Agreement is hereby made as of the 9th day of May, 2024 (the “Agreement”), between Sound Point Meridian Capital, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Sound Point Administration LLC, a Delaware limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Company is a newly formed closed-end management investment company that intends to register with the U.S. Securities and Exchange Commission (the “SEC”) under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company, and the Administrator is willing to provide or procure such services, on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

ARTICLE I
APPOINTMENT

The Company hereby appoints the Administrator to act as administrator to the Company for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees to provide the administrative services herein described, for the compensation herein provided.

ARTICLE II
SERVICES OF THE ADMINISTRATOR

2.1. Administrative Services. Subject to the supervision and the overall control of the board of directors of the Company (the “Board of Directors”), the Administrator shall act as administrator of the Company, and furnish, or arrange for others to furnish, the administrative services, personnel and facilities necessary for the operation of the Company, for the period and on the terms and conditions set forth in this Agreement. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Directors, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, regulators and other persons in any other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of

Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities, instruments and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the SEC. The Administrator shall provide the Company with accounting services; shall assist the Company in determining and publishing the Company’s net asset value; shall oversee the preparation and filing of the Company’s tax returns; shall monitor the Company’s compliance with tax and other applicable laws and regulations; and shall prepare, and assist the Company with any audits by an independent public accounting firm of, the Company’s financial statements. The Administrator shall also be responsible for the printing and dissemination of reports to stockholders of the Company and the maintenance of the Company’s website; shall provide support for the Company’s investor relations; shall generally oversee the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others; and shall provide such other administrative services as the Company may from time to time designate. The services to be provided by the Administrator pursuant to this Section 2.1 may be delegated to one or more third-party service providers.

2.2. Books and Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by the 1940 Act, will maintain and keep such books, accounts and records in accordance with the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 and other records requirements under the 1940 Act shall be preserved for the periods prescribed by Rule 31a-2 and the other applicable requirements under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

2.3. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party, provided, however, that each party may share such information with its affiliates and their officers, directors and employees. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process, or otherwise by applicable law or regulation.

2.4. Administrative Services Not Exclusive. The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each affiliate thereof is free to render services to others. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

ARTICLE III
COMPENSATION; ALLOCATION OF COSTS AND EXPENSES

3.1. Compensation. In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel (for the avoidance of doubt, including salaries and related payroll expenses) and facilities hereunder. To the extent permitted by applicable law, the Administrator may elect to defer or waive all or a portion of its fees hereunder for a specified period of time.

3.2. Allocation of Costs and Expenses. The Company shall bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by Sound Point Meridian Management Company, LLC (the “Adviser”) pursuant to that certain Investment Advisory Agreement, dated as of May 9, 2024, by and between the Company and the Adviser, as the same may be amended from time to time (the “Investment Advisory Agreement”). Costs and expenses to be borne by the Company include, but shall not be limited to, those relating to: (a) the Company’s offering costs incurred prior to the completion of its initial public offering; (b) calculating the Company’s net asset value (including the costs and expenses of any independent valuation firm or pricing service); (c) interest payable on debt, if any, incurred to finance the Company’s investments; (d) fees and expenses, including legal fees and expenses and travel expenses, incurred by the Adviser or payable to third parties in performing due diligence on prospective investments, monitoring the Company’s investments and, if necessary, enforcing the Company’s rights; (e) amounts payable to third parties relating to, or associated with, evaluating, making and disposing of investments; (f) brokerage fees and commissions; (g) federal and state registration fees; (h) exchange listing fees; (i) federal, state and local taxes; (j) costs of offerings or repurchases of the Company’s common stock and other securities, as applicable; (k) the management fees and incentive fees payable under the Investment Advisory Agreement; (l) distributions on the Company’s common stock and other securities, as applicable; (m) administration fees payable to the Administrator under this Agreement; (n) transfer agent and custody fees and expenses; (o) independent director fees and expenses; (p) the costs of any reports, proxy statements or other notices to the Company’s securityholders, including printing costs; (q) costs of holding meetings of the Company’s securityholders; (r) litigation, indemnification and other non-recurring or extraordinary expenses; (s) fees and expenses associated with marketing and investor relations efforts; (t) dues, fees and charges of any trade association of which the Company is a member; (u) direct costs and expenses of administration and operation, including printing, mailing, telecommunications and staff, including fees payable in connection with outsourced administration functions; (v) fees and expenses associated with independent audits and outside legal costs; (w) the Company’s fidelity bond; (x) directors and officers/errors and omissions liability insurance, and any other insurance premiums; (y) costs associated with the Company’s reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws; and (z) all other expenses reasonably incurred by the Company or the Administrator in connection with administering the Company’s business or incurred by the Administrator on the Company’s behalf, such as the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including, but not limited to, rent, the fees and expenses associated with performing compliance functions, and the Company’s allocable portion of the costs of compensation and related expenses of the Company’s chief compliance officer, chief financial officer, chief operating officer and their respective support staff. To the extent the Administrator outsources any of its functions, the Company shall pay the fees associated with such functions on a direct basis, without profit to the Administrator.

ARTICLE IV
LIMITATION OF LIABILITY; INDEMNIFICATION

To the full extent permitted by applicable law, the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any such person or entity or with the Administrator, including without limitation its members) shall not be liable to the Company or its security holders for any act or omission by the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any such person or entity or with the Administrator, including without limitation its members) in connection with the performance of any of its duties or obligations under this Agreement or otherwise acting as administrator for the Company, and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any such person or entity or with the Administrator, including without limitation, the Adviser, each of whom shall be deemed a third-party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Article IV to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

ARTICLE V
MISCELLANEOUS

5.1. Administrator Personnel. The Administrator shall authorize and permit any of its directors, officers or employees who may be elected or appointed as directors or officers of the Company to serve in the capacities in which they are elected or appointed. Services to be furnished by the Administrator under this Agreement may be furnished through the medium of any of such directors, officers or employees. The Administrator shall make its directors, officers and employees available to attend meetings of the Board of Directors as may be reasonably requested by the Board of Directors from time to time. The Administrator shall prepare and provide such reports on the Company and its operations as may be reasonably requested by the Board of Directors from time to time.

5.2. Independent Contractor. Except as otherwise provided herein or authorized by the Board of Directors from time to time, the Administrator shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

5.3. Effectiveness, Duration and Termination. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors or the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party. This Agreement may be terminated at any time, without the payment of any penalty, by the Company upon not less than 60 days’ written notice or by the Administrator upon not less than 90 days’ written notice.

5.4. Amendment. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained pursuant to a vote of (a) the Board of Directors or the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party.

5.5. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to the other party at its principal office.

5.6. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SOUND POINT MERIDIAN CAPITAL, INC.

By:
	Name:	Ujjaval Desai
	Title:	Chief Executive Officer

SOUND POINT ADMINISTRATION LLC

By:
	Name:	Stephen Ketchum
	Title:	Chief Executive Officer

[Signature Page to Administration Agreement of Sound Point Meridian Capital, Inc.]